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EXHIBIT 99.2

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following is a description of the material federal income tax considerations for a holder of our common stock. A prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of our preferred stock and common stock warrants. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

    Hogan & Hartson L.L.P. has given an opinion to the effect that this discussion, to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects and fairly summarizes the federal income tax considerations that are likely to be material to a holder of common stock of the company. This opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. Hogan & Hartson L.L.P. has also provided to us the opinion described below under "—Taxation of the Company—General." These opinions, and the information in this section, are based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this report. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely affect existing interpretations of existing law, on which the opinions and the information in this section are based. Any change of this kind could apply retroactively to transactions preceding the date of the change. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinions, or the statements made in the following discussion, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

    Each prospective stockholder is advised to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common stock, and the potential changes in applicable tax laws.

Taxation of the Company

    General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. We believe that we were organized and have operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we in fact have qualified or will remain qualified as a REIT.

    The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    Hogan & Hartson L.L.P. has provided to us an opinion to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT,

effective for each of our taxable years ended December 31, 1994 through December 31, 2000, and our current organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for taxable year 2001 and thereafter. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by us and Mills LP to Hogan & Hartson L.L.P. as to factual matters relating to our organization and operation and that of our subsidiaries and the organization and operation of Mills LP and its subsidiaries and MillsServices Corp. and its subsidiaries. In addition, this opinion is based upon our factual representations and those of Mills LP concerning our business and properties as described in the reports filed by us and Mills LP under the federal securities laws.

    Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this report with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and our diversity of stock ownership. Hogan & Hartson L.L.P. will not review our operating results or our compliance with those requirements on a continuing basis. While we believe we have operated, and intend to continue to operate, so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we have satisfied such requirements or will continue to do so. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Taxation of the Company—Failure to Qualify."

    In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows:

    We will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

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  Under some circumstances, we (or our stockholders) may be subject to the "alternative minimum tax" on our items of tax preference and alternative minimum tax adjustments.

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  If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

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  Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

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  If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

    We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

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  85% of our REIT ordinary income for the year;

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  95% of our REIT capital gain net income for the year; and

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  any undistributed taxable income from prior taxable years.

    We will be subject to a 100% tax on amounts received if arrangements between us, our tenants and a taxable REIT subsidiary (as further described below) are not comparable to similar arrangements between unrelated parties.

    In addition, if we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified tax liabilities that are inherited from the "C" corporation. If we recognize gain on the disposition of such assets during the 10-year period beginning on the date on which such assets were acquired by us, then to the extent of such assets' "built-in-gain" (i.e., the excess of (1) the fair market value of such asset at the time of the acquisition by us over (2) the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in-gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000.

    Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

    Requirements for Qualification As a REIT.  The Internal Revenue Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

    Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made. Condition (6) must met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT.

    For our taxable years commencing after December 31, 1997, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

    In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

    To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We were formed in 1991 but were not active until 1993. We elected S corporation status for our taxable years commencing with January 1, 1993. We terminated our S corporation election immediately prior to our initial public offering in April of 1994. If our S corporation election was valid for all of our taxable years commencing with January 1, 1993, including our short S corporation year ending immediately prior to our initial public offering, we would have no earnings and profits accumulated in any non-REIT year and thus would have met the earnings and profits requirement for our short C corporation taxable year ended December 31, 1994 and for tax years thereafter. We believe that we qualified as an S corporation for our taxable years commencing with January 1, 1993, including the short S corporation year, and that we do not have, and have not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex and there can be no assurance that the Internal Revenue Service might not assert that we failed to qualify as an S corporation for some reason. In such an event, we would not have been eligible to qualify as a REIT until the tax year when we paid out the accumulated earnings and profits from our non-REIT tax years.

    Taxable REIT Subsidiaries.  To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

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  a REIT must own an interest in the entity, whether directly or indirectly;

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  the entity must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Internal Revenue Code; and

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  the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

    A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.

    A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax, where applicable, as a regular "C" corporation.

    Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Our taxable REIT subsidiaries will make substantial interest and other payments to us. We believe that all transactions between us and our taxable REIT subsidiaries will be entered into at arms length. There can be no assurance, however, that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to us by our taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to us will not result in the imposition of the 100% excise tax to a portion of any such payment. Our taxable REIT subsidiaries include MillsServices Corp. and a number of its subsidiaries.

    Qualified REIT Subsidiaries.  If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

    Income Tests.  In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

    Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

    Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless it is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

    Mills LP provides certain services with respect to our properties. Based upon our experience in the retail shopping centers in the markets in which our properties are located, we believe that all services (other than those the income from which meets the de minimis standard described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) provided to tenants by us, through Mills LP, should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

    Mills LP also may receive certain types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. For example, dividends and interest paid to Mills LP by our taxable REIT subsidiaries, including MillsServices Corp., will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

    In connection with the performance of our management and leasing activities, we regularly undertake a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that we derive from our tenants. The Internal Revenue Service, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers, and therefore the REIT's revenues from tenants, rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by us are identical to those approved by the Internal Revenue Service in these private letter rulings. However, in view of the relatively unique nature of our properties, some of our advertising and promotional activities are different from and more extensive than those addressed specifically by the Internal Revenue Service to date in private letter rulings.

    We have represented that all of our advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing our overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the Internal Revenue Service has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, we believe that all of our management and leasing activities, including the marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. We have also represented that with regard to taxable years beginning after December 31, 1997, these advertising and promotional activities would fall within the 1% "de minimis" services exception even if the activities did not meet the "usual or customary" standard. Based in part on our various representations, Hogan & Hartson L.L.P., our counsel, is of the opinion that, although the matter is not free from doubt through 1997, the performance of such activities by us has not affected and will not affect the qualification of the rents received from tenants as "rents from real property," and, thus, our ability to qualify as a REIT. However, opinions of counsel are not binding upon the Internal Revenue Service or a court. Accordingly, no assurance can be given that the Internal Revenue Service will not challenge our position with respect to certain activities performed by us, or that such a challenge would not be successful. A successful challenge by the Internal Revenue Service could result in our failure to satisfy the gross income requirements for the years during which we engaged in such activities, and therefore failing to qualify as a REIT for such years. However, under certain circumstances, we may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to our "excess net income," as described below.

    We do not believe, after consultation with our professional advisors, that there will be a material adverse effect on our business operations or our ability to qualify as a REIT as a result of our performance of our marketing and promotional activities. Nevertheless, in order to remove any possible ambiguity with respect to such activities, we require certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which we receive no income or by a taxable REIT subsidiary. If we contemplate providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard or to fall within the "de minimis" services exception, we will arrange to have such services performed by an independent contractor or a taxable REIT subsidiary.

    Management services to properties in which Mills LP owns less than a 100% interest are rendered by MillsServices Corp. or its subsidiaries. In addition, MillsServices Corp. provides development services to the properties. MillsServices Corp. is wholly owned by Mills LP. Our share of any dividend or interest received from MillsServices Corp. should qualify for purposes of the 95% test, but not for purposes of the 75% test. We do not anticipate that we will receive sufficient dividends and interest from MillsServices Corp. to cause us to exceed the limit on non-qualifying income under the 75% test.

    To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on a fixed percentage or percentages of receipts or sales. Mills LP does not charge interest dependent in whole or in part on profits.

    We inevitably will have some gross income from various sources, including the sources described herein, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account our actual and anticipated sources of non-qualifying income, however, we believe that our aggregate gross income from all sources has satisfied and will continue to satisfy the 75% and 95% gross income tests applicable to REITs for each of our taxable years as a REIT.

    If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply, we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of our non-qualifying income.

    Asset Tests.  At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  (1)
  At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long-term debt.

  (2)
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  (3)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  (4)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

  (5)
  Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

  (6)
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

    Until August 2001, Mills LP owned 99% of the non-voting preferred stock and 5% of the voting common stock of MillsServices Corp. In addition, Mills LP owns a note issued by MillsServices Corp. In August of 2001, Mills LP acquired 100% of the outstanding non-voting preferred stock and voting common stock of Mills Services Corp. it did not already own. By virtue of our ownership of units in Mills LP, we are considered to own our pro rata share of both the stock and note of MillsServices Corp. owned by Mills LP. While Mills Services Corp. has made an election to be treated as a taxable REIT subsidiary effective as of January 1, 2001, there can be no assurance for prior periods, however, that the Internal Revenue Service might not contend either (1) that the value of the securities of MillsServices Corp. held by us through Mills LP exceeds the 5% value limitation, (2) that the non-voting stock of MillsServices Corp. owned by Mills LP should be considered "voting stock" for purposes of the assets tests, or (3) that any notes issued by MillsServices Corp. to Mills LP should be considered "voting stock" for purposes of the asset tests. We believe that we owned less than 10% of the voting securities of Mills Services Corp. for all periods before January 1, 2001. We cannot ensure, however, that the Internal Revenue Service will not contend, or be unsuccessful if it did contend, that our ownership of voting stock exceeded the 10% limitation on the ownership of these assets during those periods.

    We believe that our share of the aggregate value of the securities of MillsServices Corp., together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including MillsServices Corp., does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend, or be successful if it did contend, that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

    Securities, for purposes of the assets tests, may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (1) the issuer is an individual, (2) the only securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate or the interest payment dates of which are not contingent on the profits, the borrower's discretion or similar factors.

    With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

    After initially meeting the assets tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Mills LP increases and we will be deemed to acquire securities held by Mills LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%,

20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful or will not require a reduction in Mills LP's overall interest in the taxable REIT subsidiaries that conduct the property service businesses. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

    Annual Distribution Requirements.  To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to

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  the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our net income after tax, if any, from foreclosure property, minus

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  the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

    We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

    We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Mills LP to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

    Recordkeeping Requirements.  We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

    Failure to Qualify.  If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Investments in Mills LP and the Taxable REIT Subsidiaries.

    General.  Substantially all of our investments are held through Mills LP. Mills LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. Mills LP also carries out activities through Management Associates Limited Partnership and various subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

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  the allocations of income and expense items of Mills LP and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

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  the status of Mills LP and each applicable subsidiary partnership and limited liability company as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

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  the taking of actions by Mills LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

    The entire discussion of the tax treatment of the Company and the federal income tax consequences of the ownership of common stock of the Company is based on the assumption that Mills LP and all of its subsidiaries (other than our taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither Mills LP nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, Mills LP and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

    Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Interests in Mills LP will not be traded on an established securities market. There is a significant risk, however, that the interests in Mills LP could be considered readily tradable on the substantial equivalent of a secondary market. In that event, Mills LP could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury Regulations under Section 7704 of the Internal Revenue Code sets forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors"). For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. We believe that even if Mills LP were treated as a publicly traded partnership, Mills LP would meet the qualifying income exception and therefore maintain its classification as a partnership for federal income tax purposes.

    If Mills LP were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Mills LP would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation. In this event, the value of our common stock could be adversely affected.

    Ownership of Partnership Interests by a REIT.  A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of Mills LP and of each subsidiary partnership and limited liability company of Mills LP that is treated as a partnership for federal income tax purposes is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Mills LP and substantially all of the subsidiaries of Mills LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

    Tax Allocations with Respect to Our Properties.  Mills LP was formed by way of contributions of appreciated property at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

    Mills LP's partnership agreement requires that all allocations of partnership income, gain, loss and deduction be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, these allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Mills LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties held by Mills LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties held by Mills LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

    MillsServices Corp.  A portion of the amounts used by Mills LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from MillsServices Corp. and other taxable REIT subsidiaries of ours. Such amounts are derived through payments on notes issued by MillsServices Corp. and dividends from MillsServices Corp. MillsServices Corp. does not qualify as a REIT and therefore pays federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, MillsServices Corp. does not pay significant income tax currently. There can be no assurance, however, that the Internal Revenue Service will not challenge these deductions. In any event, future increases in the income of MillsServices Corp. will be subject to income tax. To the extent that it pays such taxes, the cash available for distribution to stockholders is reduced accordingly.

    Furthermore, the taxable REIT subsidiary election with respect to MillsServices Corp. could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, MillsServices Corp. will be limited in its ability to deduct interest payments on notes issued to Mills LP. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Mills LP by MillsServices Corp.

    Our ownership of the securities of MillsServices Corp. currently is subject to certain asset tests. These tests restrict the ability of MillsServices Corp. to increase the size of its businesses unless the value of the assets of Mills LP increases at a commensurate rate. See "—Requirements for Qualification As a REIT—Asset Tests," above.

Penalty Tax on Prohibited Transactions

    Our share of any gain realized from the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of our trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Mills LP, through its subsidiary partnerships and limited liability companies, intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and leasing the properties and other retail properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that, in general, the properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the Internal Revenue Service could contend otherwise. In particular, we indirectly own parcels of land that are located adjacent to particular properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the property (referred to as "outparcels"). We may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a property, we occasionally may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. We believe that our infrequent sales of outparcels and anchor parcels should not result in the outparcels and anchor parcels being considered inventory or as held primarily for sale to customers in the ordinary course of our trade or business, but there is a risk that the Internal Revenue Service could contend otherwise, in which event the profit from such sales allocable to us would be subject to a 100% tax. If we determine that the anticipated level of activity with respect to the outparcels and/or anchor parcels would be sufficient to cause such sales to be subject to 100% tax, we will hold and sell such parcels through a taxable REIT subsidiary. A taxable REIT subsidiary would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by us.

Other Tax Consequences for Us and Our Stockholders

    We and our stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which Mills LP or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed herein. Consequently, our prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in us. To the extent that we own assets or conduct operations in foreign jurisdictions, we may also be subject to some foreign taxes.

Taxation of Taxable Domestic Stockholders

    As used in the remainder of this discussion, the term "U.S. stockholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

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  a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

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  a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

    Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A "non-U.S. stockholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. stockholder.

    Distributions.  As long as we qualify as a REIT, distributions made to our taxable U.S. stockholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the stockholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. stockholder. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

    We may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. stockholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

    We may classify portions of our designated capital gain dividend in the following categories:

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  a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%; or

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  an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. stockholders at a maximum rate of 25%.

    We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

    Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitation. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

    Sales of Common Stock.  Upon any taxable sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between

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  the amount of cash and the fair market value of any property received on such disposition; and

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  the U.S. stockholder's adjusted basis in such common stock for tax purposes.

    Gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term gain or loss will be subject to the maximum capital gain rate of 20%. U.S. stockholders that acquire or are deemed to acquire common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

    In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

Taxation of Tax-Exempt Stockholders

    Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

    A REIT is a "pension held REIT" if it meets the following two tests:

  (1)
  it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  (2)
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

    The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

Taxation of Non-U.S. Stockholders.

    Distributions.  Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. stockholder unless:

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  a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

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  the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

    Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. stockholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below. See "Taxation of Non-U.S. Stockholders—Sale of Common Stock".

    We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

    Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

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  the investment in the common stock is effectively connected with the non-U.S. stockholder's trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

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  the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's United States federal income tax liability.

    Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

    Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

    Sale of Common Stock.  Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

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  the investment in our common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

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  the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

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  our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

    Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

    We believe that, currently, we are a domestically-controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

    Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. stockholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

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  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

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  the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

    If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Backup Withholding Tax and Information Reporting

    U.S. Stockholders.  In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some stockholders, unless an exception applies.

    The payor will be required to withhold backup withholding tax at the rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding or (2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect.

    In addition, a payor of the dividends on the common stock will be required to withhold tax at a rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

    Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

    Non-U.S. Stockholders.  Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. stockholder may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

    The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. stockholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if payment is made to or through a foreign office of a broker that is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if the partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting (but not backup withholding unless the broker has actual knowledge that the payee is a U.S. person) generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder's foreign status and meets certain other conditions or otherwise qualifies for an exemption.

    Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information-reporting requirements applicable to you.

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  EXHIBIT 99.2
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS